Exhibit 4.5.58

HERTZ HOLDINGS II U.K. LIMITED

as Chargor

in favour of

BNP PARIBAS

as Security Agent
for and on behalf of
the Secured Parties named herein

DEED OF CHARGE OVER SHARES

in Hertz (U.K.) Limited

relating to a
Senior Bridge Facilities Agreement
dated
21 December 2005

21 December 2005

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THIS DEED OF CHARGE OVER SHARES is made on 21 December 2005

BY

(1)         HERTZ HOLDINGS II U.K. LIMITED, a private company incorporated in England and Wales with limited liability and registered with company number 04210775 (the “Chargor”);

in favour of

(2)         BNP PARIBAS, as security agent and security trustee for itself and on behalf of the Secured Parties (as defined below) on the terms and conditions set out in the Intercreditor Deed (as defined below) (the “Security Agent”, which expression shall include any person for the time being appointed as Security Agent or as a Supplemental Security Agent for the purpose of, and in accordance with, the Intercreditor Deed).

WHEREAS:

(1)         Pursuant to a senior bridge facilities agreement dated 21 December 2005 and made between Hertz International, Ltd, the Arrangers, BNP Paribas, The Royal Bank of Scotland plc and Calyon S.A. as Joint Bookrunners, BNP Paribas, Calyon S.A., The Royal Bank of Scotland plc, BNP Paribas (Canada), and Indosuez Finance (UK) Limited as Banks, BNP Paribas as Global Coordinator and as Facility Agent, the Security Agent, the Original Borrowers and the Original Guarantors named therein (in each case as such terms are defined therein) (the “Facility Agreement”), the Banks have made available to certain members of the Hertz group of companies, subject to the terms set out therein, certain loan facilities.

(2)         It is a condition precedent to the making of Advances under the Facility Agreement that, inter alia, the Chargor grants certain security interests in favour of the Security Agent for the due and punctual performance by the Company (as defined below) of its obligations arising from time to time in its capacity as a Borrower and a Guarantor under the Finance Documents.  The Chargor has agreed to grant such security interests on and subject to the terms of this Deed.

(3)         This Deed is subject to the terms of the Intercreditor Deed.

NOW THIS DEED WITNESSETH as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

Terms defined in the Facility Agreement and the Intercreditor Deed shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed (including the recitals hereto) and in addition:

“Charged Property” means all of the assets of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed;

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“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Deed or by law;

“Company” means Hertz (U.K.) Limited, a private company incorporated in England and Wales with limited liability and registered with company number 00597994;

“Enforcement Event” means the occurrence of an Event of Default which is continuing and has not been waived under the Facility Agreement and which has resulted in the Facility Agent serving a notice under Clause 23.16(a) (Acceleration and Cancellation) of the Facility Agreement;

“Receiver” means any person which is appointed as a receiver, receiver and manager or (in so far as it is permitted by law) an administrative receiver of the whole or any part of the Charged Property pursuant to Clause 12.1 (Appointment and Removal);

“Related Rights” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

“Secured Parties” means the Security Agent and each other Finance Party from time to time;

“Secured Liabilities” means the obligations covenanted to be discharged by the Chargor pursuant to Clause 2.1 (Covenant to pay);

“Shares” means all of the shares in the capital of the Company held by, to the order or on behalf of the Chargor at any time; and

“Third Party Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Finance Parties (or any of them) under the Finance Documents (or any of them).

1.2         Interpretation

In this Deed:

1.2.1          the rules of interpretation contained in Clauses 1.2 (Interpretation) to 1.10 (Calculations) (inclusive) of the Facility Agreement shall apply to the construction of this Deed;

1.2.2          any reference to the “Security Agent”, the “Chargor”, the “Facility Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests;

1.2.3          a “successor” of any party shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of the jurisdiction of incorporation or domicile of such party has assumed the rights and obligations of such party under this Deed or to which, under such laws, such rights and obligations have been transferred; and

1.2.4          references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

1.3         Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2.           COVENANT TO PAY

2.1         Covenant to pay

The Chargor hereby irrevocably and unconditionally undertakes as a primary obligation in favour of the Security Agent that whenever the Company does not pay when due any amount comprising all or part of the Third Party Liabilities, the Chargor shall immediately on demand pay that amount as if it were the principal obligor in respect of that obligation, in the manner provided for in the Facility Agreement.

2.2         Independent obligation

The undertaking of the Chargor pursuant to Clause 2.1 (Covenant to pay) shall be limited to the net proceeds of realisation of the Security granted pursuant to this Deed. Such undertaking is a separate and independent obligation and is subject to the provisions of this Deed.

3.           FIXED CHARGE AND FLOATING CHARGE

3.1         Fixed Charge

The Chargor hereby charges with full title guarantee in favour of the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge, all of the Chargor’s rights, title, interest and benefits from time to time in and to each of the Shares, all dividends, interest and other monies payable in respect of the Shares and all other Related Rights.

3.2         Floating Charge

The Chargor hereby charges with full title guarantee in favour of the Security Agent as trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first floating charge, all of its rights, title, interest and benefits from time to time in and to all dividends, interest and other monies payable in respect of the Shares and all other Related Rights, in each case to the extent that the same are not validly and effectively charged under the laws of England and Wales by way of fixed security created under a Finance Document in favour of the Security Agent as security for the Secured Liabilities.

4.           CRYSTALLISATION OF FLOATING CHARGE

4.1         Crystallisation:  By Notice

The Security Agent may at any time by notice in writing to the Chargor convert the floating charge created by Clause 3.2 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1          an Enforcement Event has occurred; or

4.1.2          the Security Agent reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3          the Security Agent reasonably considers that it is desirable in order to protect the priority of the security interests created pursuant to this Deed.

4.2         Crystallisation:  Automatic

Notwithstanding Clause 4.1 (Crystallisation:  By Notice) and without prejudice to any law which may have a similar effect, the floating charge created by Clause 3.2 (Floating Charge) will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1          the Chargor creates or attempts to create any Encumbrance (other than any Permitted Encumbrance) over any of the Charged Property; or

4.2.2          any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

4.2.3          a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Chargor or an administrator is appointed to the Chargor.

5.           DELIVERY OF SHARE CERTIFICATES

The Chargor shall:

5.1.1          on the date of this Deed, deposit with the Security Agent (or procure the deposit of) all certificates or other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the Chargor in respect of the Shares held by or on behalf of, or in the name of a nominee for, the Chargor); and

5.1.2          promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares, notify the Security Agent of that occurrence and procure the delivery to the Security Agent of (a) all certificates or other documents of title representing such items and (b) such stock transfer forms or other instruments of transfer (executed in blank on behalf of the Chargor) in respect thereof as the Security Agent may request.

6.           FURTHER ASSURANCE

6.1         Further Assurance: General

The Chargor shall promptly do all such acts or execute all such documents (including  assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):

6.1.1          to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights; and/or

6.1.2          to facilitate the realisation of the Charged Property.

6.2         Necessary Action

The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Deed.

6.3         Registration of Floating Charge

The Chargor shall ensure that within 21 days of the date hereof, to the extent required by applicable law, a Form 395 in respect of the security interests created over the Charged Property is presented to the Registrar of Companies in England and Wales together with the requisite fee.

6.4         Implied Covenants for Title

The obligations of the Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

7.           NEGATIVE PLEDGE AND DISPOSALS

7.1         Negative Pledge

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, create or permit to subsist any Encumbrance over all or any part of the Charged Property other than a Permitted Encumbrance.

7.2         No Disposal of Interests

The Chargor undertakes that it shall not, and it shall procure that none of its subsidiaries shall, at any time during the subsistence of this Deed, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets save for Permitted Disposals.

8.           SHARES

8.1         Before An Enforcement Event

Prior to the occurrence of an Enforcement Event the Chargor shall:

8.1.1          be entitled to receive all dividends, interest and other monies arising from the Shares; and

8.1.2          exercise all voting rights in relation to the Shares; provided that the Chargor shall not exercise such rights in any manner, or otherwise permit or agree to (a) any variation of the rights attaching to or conferred by any of the Shares or (b) any increase in the issued share capital of the Company, which in either case would either (i) prejudice the ability of the Security Agent to realise the security interests created by this Deed, or (ii) cause an Event of Default to occur.

8.2         After An Enforcement Event

The Security Agent may, upon the occurrence of an Enforcement Event, at its discretion (in the name of the Chargor or otherwise, and without any further consent or authority from the Chargor):

8.2.1          exercise (or refrain from exercising) any voting rights in respect of the Shares;

8.2.2          apply all dividends, interest and other monies arising from the Shares in accordance with Clause 14 (Application of Moneys);

8.2.3          transfer the Shares into the name of such nominee(s) of the Security Agent as it shall require; and

8.2.4          exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares, including the right to concur or participate in:

(a)      the reconstruction, amalgamation, sale or other disposal of the Company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence of such event);

(b)      the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(c)      the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Security Agent may think fit, and the proceeds of any such action shall form part of the Charged Property.

8.3         Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Shares, and in any case of default by the Chargor in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Chargor in which case any such sums paid by the Security Agent shall be reimbursed by the Chargor to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed at a rate determined in accordance with Clause 28.2 (Default Interest) of the Facility Agreement.

9.           REPRESENTATIONS

The Chargor makes the following representations and warranties to the Security Agent for its own benefit and as trustee for the benefit of the Secured Parties and acknowledges that the Security Agent and the other Secured Parties have relied upon those representations and covenants:

9.1         it is the absolute legal and beneficial owner of all the Charged Property;

9.2         the Shares constitute the entire issued share capital of the Company and have been validly issued and are fully paid and are not subject to any option to purchase or similar rights;

9.3         it has the power to enter into this Deed and all corporate and other action required to authorise the execution of this Deed and the performance of its obligations hereunder has been duly taken;

9.4         its execution of this Deed and its exercise of its rights and performance of its obligations hereunder (taken as a whole) do not and will not:

(a)          conflict in any material respect with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets in such manner or to such extent as to have or be reasonably likely to have a Material Adverse Effect;

(b)          conflict (save to the extent, if any, described in the Legal Opinions) in any material respect with its constitutive documents; or

(c)          conflict in any material respect with any applicable law;

9.5         to the best of its knowledge and belief, it has good title to, or valid leases of, or other appropriate licence, authorisation or consent to use, those material assets necessary to carry on its business as presently conducted;

9.6         save as otherwise permitted by the Finance Documents, the Chargor has not taken and none of its subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it or any of its subsidiaries for its winding-up, dissolution, administration, re-organisation, bankruptcy, moratorium of payments, division or statutory merger (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues; and

9.7         all acts, conditions and things required to be done, fulfilled and performed (save for any such acts, conditions or things referred to in the qualifications to the Legal Opinions and subject to applicable bankruptcy or insolvency laws or other similar laws affecting creditors’ rights or remedies generally and general principles of equity) in order:

(a)          to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations (taken as a whole) expressed to be assumed by it hereunder;

(b)          to ensure that the obligations expressed to be assumed by it hereunder are legal, valid, binding and enforceable,

have been done, fulfilled and performed, save in each case for any such act, conditions or thing which the failure to do, fulfil or perform would not reasonably be expected to have a Material Adverse Effect.

10.         ENFORCEMENT OF SECURITY

10.1       Enforcement

At any time after the occurrence of an Enforcement Event, or if the Chargor requests the Security Agent in writing to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Security Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

10.1.1        enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

10.1.2        whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Deed) on mortgagees and by this Deed on any Receiver or otherwise conferred by law on mortgagees or Receivers.

10.2       No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

11.         EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

11.1       Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the

Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Deed.

11.2       Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to the exercise by the Security Agent of its right to consolidate all or any of the security created by or pursuant to this Deed with any other security in existence at any time or to its power of sale, which powers may be exercised by the Security Agent without notice to the Chargor on or at any time after the occurrence of an Enforcement Event.

12.         APPOINTMENT OF RECEIVER OR ADMINISTRATOR

12.1       Appointment and Removal

After the occurrence of an Enforcement Event, or upon the written request of the Chargor, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Chargor:

12.1.1           appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

12.1.2           remove (so far as it is lawfully able) any Receiver so appointed;

12.1.3           appoint another person(s) as an additional or replacement Receiver(s); and

12.1.4           appoint one or more persons to be an administrator of the Chargor.

12.2       Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 12.1 (Appointment and Removal) shall be:

12.2.1           entitled to act individually or together with any other person appointed or substituted as Receiver;

12.2.2           for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

12.2.3           entitled to remuneration for his services at a rate to be fixed by the Security Agent (acting reasonably) from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

12.3       Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

12.4       Restriction on appointment of administrative receiver

The Security Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Charged Property if the Security Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

13.         POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

13.1.1           all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

13.1.2           all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

13.1.3           all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

13.1.4           the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.

14.         APPLICATION OF MONEYS

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied by the Security Agent (notwithstanding any purported appropriation by the Chargor) in accordance with Clause 10 (Application of Recoveries) of the Intercreditor Deed.

15.         PROTECTION OF PURCHASERS

15.1       Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

15.2       Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

16.         POWER OF ATTORNEY

16.1       Appointment and Powers

The Chargor by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney (with full power to appoint substitutes and to delegate) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable following the occurrence of an Enforcement Event for:

16.1.1              carrying out any obligation imposed on the Chargor by this Deed (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

16.1.2              enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including the exercise of any right of a legal or beneficial owner of the Charged Property).

16.2       Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers under its appointment pursuant to this Clause 16.

17.         EFFECTIVENESS OF SECURITY

17.1       Continuing Security

The security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Liabilities unless and until it is released by the Security Agent in accordance with Clause 18 (Release of Security).

17.2       Chargor’s Obligations

The obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

17.2.1        the winding-up, dissolution, administration or re-organisation of the Chargor or any other person or any change in its status, function, control or ownership;

17.2.2        any of the obligations of the Chargor or any other person under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

17.2.3        time or other indulgence being granted or agreed to be granted to the Chargor or any Obligor in respect of its obligations under the Finance Documents;

17.2.4        any amendment to, or any variation, waiver or release of, any obligation of the Chargor or any Obligor under the Finance Documents;

17.2.5        any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the obligations of the Chargor or any Obligor under the Finance Documents;

17.2.6        any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken in respect of the obligations of the Chargor or any Obligor under the Finance Documents; or

17.2.7        any other act, event or omission which, but for this Clause 17.2, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor herein contained or of any Obligor contained in any Finance Document or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

17.3       Appropriations

The Security Agent may at any time during the subsistence of the security created pursuant to this Deed and without affecting the liability of the Chargor under this Deed:

17.3.1        refrain from applying or enforcing any other moneys, security or rights held or received by the Security Agent in respect of those amounts; or

17.3.2        apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise); and

17.3.3        hold in a suspense account any moneys received from the Chargor or on account of the liability of the Chargor under this Deed.

17.4       Non-competition

The Chargor shall not at any time during the subsistence of the security created pursuant to this Deed by virtue of any payment or performance by it under this Deed:

17.4.1        be subrogated to any rights, security or moneys held, received or receivable by the Security Agent (or, in each case, any trustee or agent on its behalf); or

17.4.2        be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the liability of any other person pursuant to any Finance Document,

and the Chargor shall hold in trust for and immediately pay or transfer to the Security Agent any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Security Agent under this Clause.

17.5       Cumulative Rights

The security created by or pursuant to this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any other Secured Party may at any time hold for the Secured Liabilities or the Third Party Liabilities or any other obligations or any rights, powers and remedies provided by law.  No prior security held by the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

17.6       No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

17.7       Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

18.         RELEASE OF SECURITY

18.1       Redemption of Security

Upon:

18.1.1        the Third Party Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make Advances or provide other financial accommodation to any person under any of the Finance Documents; or

18.1.2       the Company ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Facility Agreement,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees.

18.2       Partial Releases

In connection with:

18.2.1       any Permitted Disposal of any Charged Property;

18.2.2        any sale or other disposition of any Charged Property otherwise permitted by the Finance Documents;

18.2.3       any sale or other disposition of any Charged Property where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Finance Documents;

18.2.4       any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement (to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place); or

18.2.5       the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances,

the Security Agent shall, at the request and cost of the Parent, release and cancel the security constituted by this Deed and procure the reassignment to the Chargor of the property and assets assigned to the Security Agent pursuant to this Deed and in each case the Chargor shall have no recourse to, nor shall any representation or warranty in relation thereto be given by, the Security Agent or any of its nominees; provided that, to the extent that the disposal of such property is a Permitted Disposal or a sale or disposition otherwise permitted by the Finance Documents, the property shall be declared to be automatically released from the Security with effect from the day of such disposal and the Security Agent shall do all such acts which are reasonably requested by the Parent in order to release such property.

18.3       Avoidance of Payments

If the Security Agent, acting reasonably, considers that any amount paid or credited to it is reasonably likely to be avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Deed and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

19.         SET-OFF

The Chargor authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right), after the occurrence of an Enforcement Event to set off against the Secured Liabilities any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Chargor and apply any credit balance to which the Chargor is entitled on any account with the Security Agent in accordance with Clause 14 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

20.         SUBSEQUENT ENCUMBRANCES

If the Security Agent (acting in its capacity as Security Agent or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Encumbrance affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Facility Agreement, all payments thereafter by or on behalf of the Chargor to the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Security Agent received such notice.

21.         ASSIGNMENT

The Security Agent may assign and transfer all or any of its rights and obligations under this Deed in accordance with the terms of the Intercreditor Deed.

22.         NOTICES

Each communication to be made under or in connection with this Deed shall be made in accordance with the provisions of Clause 42 (Notices) of the Facility Agreement.

23.         DISCRETION AND DELEGATION

23.1       Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Security Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Deed, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

23.2       Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

24.         PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of eighty years from the date of the Intercreditor Deed.

25.         COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

26.         GOVERNING LAW AND JURISDICTION

This Deed shall be governed by, and construed in accordance with, English law.  The provisions of Clause 47 (Jurisdiction) of the Facility Agreement shall apply to this Deed, mutatis mutandis, as if set out in full herein.

IN WITNESS WHEREOF this Deed has been signed on behalf of the Security Agent and executed as a deed by the Chargor and is delivered by the Chargor on the date specified above.

Execution Page

HERTZ HOLDINGS II U.K. LIMITED

Deed of Charge over Shares in Hertz (U.K.) Limited
dated
21 December  2005

The Chargor

EXECUTED as a DEED
by HERTZ HOLDINGS II U.K. LIMITED

By:	/s/ Michel Taride
Director

By:	/s/ Nuns Moodliar
Director / Secretary

The Security Agent

EXECUTED as a DEED
by BNP PARIBAS
acting by its authorised signatory:

By:	/s/ Authorised Signatory
Authorised Signatory